                                EMPLOYMENT AGREEMENT
                                --------------------

     THIS AGREEMENT is made effective June 24, 1980, by and between SERENA CONSULTING, a California corporation (hereinafter called "Employer") and DOUGLAS
D. TROXEL (hereinafter called "Employee").

                                    WITNESSETH:

     The parties hereby agree as follows:

     1.   EMPLOYMENT.

     Employer hereby employs Employee, and Employee hereby accepts such employment, on the terms and conditions hereinafter set forth.

     2.   TERM.

     Employment under this agreement shall commence on June 24, 1980 and shall terminate from year to year unless sooner terminated as hereinafter provided.

     3.   SALARY AND DISCRETIONARY BONUS.

     For services rendered hereunder, Employer shall pay Employee, prior to payroll withholdings, a salary of $7,500.00 per month. This salary may be increased or decreased, from time to time, as agreed upon by the parties. In addition Employer may, in its discretion and from time to time, depending in part upon the extent to which Employee's services have benefited Employer, pay additional sums to Employee as bonuses.

     4.   DUTIES.

     Employee is employed as a data processing consultant and, unless otherwise directed by Employer, shall perform all duties normally or customarily performed by a data processing consultant, and such additional duties as may be assigned by Employer. Employee will at all times perform the duties as may be assigned by Employer. Employee will at all times perform the duties required of him under this agreement, faithfully, industriously, ethically, and to the best of his ability. Employee shall devote substantially his full time to the employment hereunder and shall not, without Employer's prior written consent, either render personal services to any other person or firm or on his own account, or engage in any activity directly or indirectly in competition with or adverse to Employer's business (whether such engagement be alone, as partner, officer, director, employee or otherwise).

     5.   VACATIONS.

     Employee shall be entitled to four (4) weeks vacation with pay during each fiscal year of Employer. The vacation schedule of Employee shall be subject to the approval of Employer and in doing so Employer shall bear in mind the family, personal and other commitments of Employee as well as the best interests of Employer and similar commitments of any other employees. If this Employment Agreement commences or ends on any day other than the first or last day, respectively, of Employer's fiscal year, then the vacation period to which Employee shall be entitled in such fiscal year shall be prorated accordingly.

     If Employee fails to avail himself of all vacation time to which he is entitled under this agreement and is re-employed by Employer at the end of the term hereof, then Employee shall be entitled to "carry forward" such unused vacation time, up to a maximum of twenty-six (26) weeks.

     6.   HOLIDAYS.

     Employee shall be entitled to such holidays as shall be determined from time to time by Employer.

     7.   ILLNESS OR DISABILITY.

     Employee, upon becoming ill or otherwise mentally or physically disabled, shall be entitled to sick leave with pay, up to a maximum of fifty-two (52) weeks for all periods of illness or disability during any one fiscal year of Employer. If this agreement commences or ends on any day other than the first or last day, respectively, of Employer's fiscal year, then the sick leave period to which Employee shall be entitled in such fiscal year shall be prorated accordingly. However, Employer may reduce Employee's pay during periods of sick leave by the amount of any disability income receivable by Employee for that same period under either any governmental disability payment program or any insured disability payment program maintained by Employer as a fringe benefit for Employee.

     8.   FRINGE BENEFITS.

     Employee shall be entitled to enjoy and participate equally in all fringe benefits from time to time provided by Employer for any other executive employees of similar tenure.

without limitation or obligation, such fringe benefits MAY include group term life insurance, death benefits, disability insurance, accident and health insurance, retirement benefit plans, and payment of association dues.

     9.   EXPENSE REIMBURSEMENT.

     Employee shall be entitled to reimbursement for expenses incurred in the performance of his duties hereunder to the extent and only to the extent, from time to time authorized by Employer. Employer shall not, however, unreasonably discriminate against Employee in allowing expense reimbursements, and Employee shall be entitled to such reimbursements on the same basis as provided for any other professional employees of Employer.

     10.  TERMINATION FOR CAUSE.

     Employer may, at its option, terminate this agreement for cause upon the happening of any of the following events:

           (a) Employee's act or omission which injures the business reputation of Employer (if such act or omission continues or is not corrected after desistance or correction has been requested by Employer);

           (b) Employee's insolvency, filing of a petition of bankruptcy, or the assignment of assets for the benefit of his creditors;

           (c) Employee's breach of a material provision of this agreement, or any other agreement to which Employee and Employer are parties, if such breach (if curable) is not cured within ten (10) days after Employer requests the same; and

           (d) Employee's becoming partially or totally disabled for a period beyond that specified in paragraph 7 above;

           (e) Employee's fraud or dishonesty with regard to any dealing with Employer or Employer's business.

      11.  NOTICES.

     Any notices required or permitted to be given hereunder shall be deemed duly given and if and when delivered in writing personally to Employee (if intended for Employee) or if and when delivered personally to any officer (other than Employee) of Employer (if intended for Employer). Such notices shall be deemed duly given seventy-two (72) hours after mailing the same via United States mail, posted in the State of California, postage prepaid, and addressed as follows:

           (a) If intended for Employer:

               SERENA CONSULTING, a California corporation

               908 Wharfside Drive

               San Mateo, CA 94403

           (b) If intended for Employee:

               Douglas D. Troxel

               908 Wharfside Drive

               San Mateo, CA 94403

Either party may change the address to which notices to such party may be mailed by giving written notice of such change to the other party.

     12.  DISALLOWED PAYMENTS.

     All payments made by Employer to or for the account of Employee as compensation, fringe benefit or expense reimbursement under this agreement are made with the understanding and intention that such payments are properly deductible by Employer for Federal income tax purposes, and the making of such payments is expressly conditioned on such deductibility. If any such payment should be, in fact, disallowed as a proper deduction by Employer for Federal income tax purposes, such payment shall be deemed to be, from the date of payment, a loan from Employer to Employee, bearing interest at the rate of six percent (6%) per annum; and repayable upon demand.

     13.  ENTIRE AGREEMENT; AMENDMENTS.

     This writing sets forth the entire agreement of the parties hereto and shall not be amended or modified except by a writing signed by the party to be bound thereby.

     14.  SUCCESSORS AND ASSIGNS.

     This agreement is for the employment of Employee personally, and the services to be rendered hereunder by Employee must be rendered by Employee and no other person. Except as herein provided to the contrary, this agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, assigns, personal representatives, heirs and legatees.